Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Fourth Quarter and Record Earnings for the Year Ended 2017

•	Net earnings were $17.9 million for the fourth quarter of 2017, or $0.16 per share.
•	Full year net earnings were $104.4 million, or $0.95 per share, for the year ended 2017.
•	Income tax expense included a one-time charge of $13.2 million due to the Tax Cuts and Jobs Act of 2017.
•	Excluding the tax effect of the $13.2 million, earnings were $31.1 million, for the fourth quarter of 2017, or $0.28 per share, and were $117.6 million, or $1.07 per share, for the year ended 2017.

Ontario, CA, January 24, 2018-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter and year ended December 31, 2017.

CVB Financial Corp. reported net income of $17.9 million for the quarter ended December 31, 2017, compared with $29.7 million for the third quarter of 2017 and $27.1 million for the fourth quarter of 2016. Diluted earnings per share were $0.16 for the fourth quarter, compared to $0.27 for the prior quarter and $0.25 for the same period last year. Income tax expense for the fourth quarter of 2017 included a one-time charge of $13.2 million due to the re-measurement of the Company’s net deferred tax asset (“DTA”) resulting from the Tax Cuts and Jobs Act of 2017 (“Tax Reform Act”). Excluding the impact of the $13.2 million DTA revaluation, net income totaled $31.1 million for the fourth quarter of 2017, or $0.28 per share. Net earnings grew by $1.4 million over the prior quarter and $4.0 million from the fourth quarter of 2016, when the impact of the DTA revaluation is excluded.

Chris Myers, President and CEO of Citizens Business Bank, commented, “Excluding the nonrecurring charge to tax expense, fourth quarter net income was $31.1 million and year-end earnings were $117.6 million, both all-time highs for the Bank. 2017 was truly an outstanding year.”

Net income of $17.9 million for the fourth quarter of 2017 produced an annualized return on beginning equity of 6.58%, an annualized return on average equity (“ROAE”) of 6.48%, and an annualized return on average assets (“ROAA”) of 0.85%. Excluding the impact of the $13.2 million DTA revaluation resulting from the Tax Reform Act, ROAE and ROAA were 11.28% and 1.48%, respectively. Net income for the fourth quarter of 2016 produced an annualized return on average equity of 10.60% and an annualized return on average assets of 1.33%. The efficiency ratio for the fourth quarter of 2017 was 41.81%, compared to 42.44% for the third quarter of 2017 and 47.30% for the fourth quarter of 2016.

Net income totaled $104.4 million for the year ended December 31, 2017, our highest in company history. This represented a $3.0 million increase, or 2.94%, from the prior year. When the DTA revaluation is excluded, net income increased by $16.2 million, or 15.96% over 2016. Earnings for 2017 included $8.5 million in loan loss provision recapture, compared to $6.4 million in loan loss recapture in 2016. 2017 also included a $2.9 million net gain from an eminent domain condemnation of one of our business financial center buildings, a $906,000 net gain on the sale of a branch acquired from Valley Business Bank (“VBB”), and a $542,000 net gain on the sale of our operations and technology center. This was offset by $13.2 million in nonrecurring income tax expense resulting from the DTA revaluation in the fourth quarter of 2017.    Diluted earnings per share were $0.95 for 2017, compared to $0.94 for 2016. Excluding the impact of the $13.2 million DTA revaluation, net income totaled $117.6 million, or $1.07 per share, for the year ended December 31, 2017. Net income for the year ended December 31, 2017 produced an annualized return on beginning equity of 10.54%, a ROAE of 9.84% and a ROAA of 1.26%. Excluding the impact of the DTA revaluation, ROAE and ROAA were 11.08% and 1.42%, respectively, for the year ended 2017. The efficiency ratio for 2017 was 43.84%, compared to 46.73% for 2016.

Net interest income before recapture of loan loss provision was $71.3 million for the quarter, which was a $464,000 decrease, or 0.65%, over the third quarter of 2017, and a $5.8 million increase, or 8.91%, over the fourth quarter of 2016. Total interest income and fees on loans for the fourth quarter of 2017 of $55.9 million decreased $125,000, or 0.22%, from the third quarter of 2017 but increased $6.7 million, or 13.54%, from the fourth quarter of 2016. Total investment income of $16.9 million decreased $532,000, or 3.05%, from $17.4 million for the third quarter of 2017 and grew by $83,000, or 0.49%, from the fourth quarter of 2016. Interest expense decreased $87,000, or 4.08%, from the third quarter of 2017 and grew by $121,000 in comparison with the fourth quarter of 2016.

Net interest income before recapture of loan loss provision was $278.9 million for 2017, a $21.9 million increase, or 8.50%, over 2016. Total interest income and fees on loans grew by $21.1 million, or 10.95%, over 2016 to $214.1 million. Total investment income increased by $2.9 million, or 4.22%, to $70.8 million from 2016. Interest expense increased by $320,000, or 4.01%, in 2017.

During the fourth quarter of 2017, $1.5 million of loan loss provision was recaptured, compared to $1.5 million recaptured for the prior quarter, and $4.4 million recaptured for the same period last year. Recapture of provision for loan losses totaled $8.5 million for 2017, compared to $6.4 million for 2016.

Noninterest income was $12.6 million for the fourth quarter of 2017, compared with $10.0 million for the third quarter of 2017, and $8.4 million for the fourth quarter of 2016. The $2.6 million increase when compared to the third quarter of 2017 was primarily the result of a $2.9 million net gain due to an eminent domain condemnation and a $906,000 net gain on sale of a branch, as previously described. The third quarter of 2017 included a $542,000 net gain on sale of our operations and technology center which was classified as an asset held-for-sale at December 31, 2016. Excluding these net gains from sales and eminent domain condemnation, noninterest income for the fourth quarter of 2017 decreased by $714,000 quarter-over-quarter and increased by $370,000 compared to the fourth quarter of 2016.

For the year ended December 31, 2017, noninterest income was $42.1 million, compared to $35.6 million for 2016. Excluding net gains from sales in both 2017 and 2016, as well as the net gain from the eminent domain condemnation in 2017, noninterest income grew by $3.6 million, or 10.52%.

Noninterest expense for the fourth quarter of 2017 was $35.1 million, compared to $34.7 million for the third quarter of 2017, and $34.9 million for the fourth quarter of 2016. The $351,000 quarter-over-quarter increase was primarily the result of a $658,000 increase in professional service and legal expense and a $300,000 increase in marketing and promotion expense. This was partially offset by a decrease of $290,000 in occupancy costs and a $175,000 decrease in acquisition expense. The third quarter of 2017 included $405,000 in legal expense recoveries. The $125,000 increase in noninterest expense over the fourth quarter of 2016 was primarily due to a $2.3 million increase in salaries and employee benefits, a $422,000 increase in professional service expense, and a $417,000 increase in occupancy and equipment costs. This was partially offset by $4.1 million in nonrecurring expenses in the fourth quarter of 2016 resulting from a fair value adjustment of $2.6 million for our operations and technology center and a $1.5 million accrual for the settlement of a wage-hour class action lawsuit. As a percentage of average assets, noninterest expense was 1.67%, compared to 1.65% for the third quarter of 2017 and 1.72% for the fourth quarter of 2016.

Noninterest expense of $140.8 million for the year ended December 31, 2017 was $4.0 million higher than the prior year. The $4.4 million, or 5.37%, increase in compensation and benefit expense includes additional staff from the acquisition of VBB and normal year-over-year escalation in wages. The $1.1 million year-over-year increase in occupancy and equipment expense included both temporary and permanent expenses related to the acquisition of VBB and the build-out and relocation to our new operations and technology building. Acquisition related expenses were $2.3 million, up $354,000 from the prior year. As a percentage of average assets, noninterest expense was 1.70% for both 2017 and 2016.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $71.3 million for the fourth quarter of 2017, compared to $71.7 million for the third quarter of 2017 and $65.4 million for the fourth quarter of 2016. Our net interest margin (tax equivalent) was 3.68% for the fourth quarter of 2017, compared to 3.70% for the third quarter of 2017 and 3.47% for the fourth quarter of 2016. Total average earning asset yields (tax equivalent) were 3.79% for the fourth quarter of 2017, compared to 3.81% for the third quarter of 2017 and 3.57% for the fourth quarter of 2016. Total cost of funds was 0.11% for the fourth quarter of 2017, compared to 0.12% for the third quarter of 2017 and 0.11% for the fourth quarter of 2016. The decrease in the net interest margin over the third quarter of 2017 was the result of a decrease in earning asset yield that primarily resulted from a five basis point decrease in loan yields. While overall loan yields were positively impacted in the fourth quarter of 2017 by $762,000 in additional discount accretion as a result of the payoff of a purchase credit impaired loan, third quarter loan yields were impacted more by $1.0 million in interest recovery from a troubled debt restructured (“TDR”) that paid in full. Excluding these two items that impacted both third and fourth quarter net interest income, the adjusted net interest margin would be 3.64% and 3.65% for the fourth and third quarter of 2017, respectively. The tax equivalent yield on investments remained unchanged quarter-over-quarter. The 21 basis point increase in the net interest margin over the fourth quarter of 2016 was due in part to a 13 basis point increase in loan yields. The remaining eight basis point increase can be attributed mostly to a change in the mix of earning assets, as average loans increased by $441.9 million and represented 60.9% of earning assets in the fourth quarter of 2017, compared to 56.4% for the fourth quarter of 2016.

Net interest income before provision for loan losses, totaled $278.9 million for the year ended December 31, 2017, compared to $257.1 million for 2016. Our net interest margin (tax equivalent) was 3.63% for 2017, compared to 3.46% for 2016. Total average earning asset yields (tax equivalent) was 3.74%, compared to 3.57% for 2016. The increase in the net interest margin over 2016 was the result of an increase in our earning asset yield that resulted from a combination of a three basis point increase in loan yields and the change in mix of earning assets represented by an increase in loans as a percentage of earning assets growing from 55.3% in 2016 to 59.3% in 2017. The non-tax equivalent yield on investments increased seven basis points year-over-year.

Income Taxes

On December 22, 2017, the Tax Reform Act was enacted into law. Beginning in 2018, the Tax Reform Act reduces the federal tax rate for corporations from 35% to 21% and changes or limits certain tax deductions. During the fourth quarter of 2017, the Company recorded a one-time charge against earnings of $13.2 million as a result of the tax rate reduction and re-measurement of its net deferred tax assets.

Our effective tax rate for the quarter and year ended December 31, 2017 was 64.51% and 44.70%, respectively, compared with 37.50% for both the quarter and year ended December 31, 2016.    Excluding the DTA revaluation adjustment, our effective tax rate was 38.25% and 37.70% for the quarter and year ended December 31, 2017, respectively. The effective tax rate for 2017 was also impacted by the tax effects related to the adoption of Accounting Standards Update (“ASU”) No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which resulted in the recognition of excess tax benefits of approximately $1.6 million in our provision for income taxes, rather than as an adjustment of paid-in capital. Our estimated annual effective tax rate also varies depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $8.27 billion at December 31, 2017. This represented a decrease of $33.4 million, or 0.40%, from total assets of $8.30 billion at September 30, 2017. Interest-earning assets of $7.80 billion at December 31, 2017 decreased $13.6 million, or 0.17%, when compared with $7.82 billion at September 30, 2017. The decrease in interest-earning assets was primarily due to a $113.2 million decrease in investment securities. This was partially offset by an $84.2 million increase in total loans and a $17.9 million increase in interest-earning balances due from the Federal Reserve.

Total assets of $8.27 billion at December 31, 2017 increased $196.9 million, or 2.44%, from total assets of $8.07 billion at December 31, 2016. Interest-earning assets totaled $7.80 billion at December 31, 2017, an increase of $156.8 million, or 2.05%, when compared with earning assets of $7.64 billion at December 31, 2016. The increase in interest-earning assets was primarily due to a $435.6 million increase in total loans, which was partially offset by a $271.3 million decrease in investment securities.

Investment Securities

Total investment securities were $2.91 billion at December 31, 2017, a decrease of $113.2 million, or 3.74%, from $3.02 billion at September 30, 2017 and a decrease of $271.3 million, or 8.52%, from $3.18 billion at December 31, 2016.

At December 31, 2017, investment securities held-to-maturity (“HTM”) totaled $829.9 million, an $18.5 million decrease, or 2.18%, from September 30, 2017 and an $81.8 million decrease, or 8.97%, from December 31, 2016.

At December 31, 2017, investment securities available-for-sale (“AFS”) totaled $2.08 billion, inclusive of a pre-tax net unrealized gain of $2.9 million. AFS securities declined by $94.7 million, or 4.35%, from September 30, 2017, and declined by $189.5 million, or 8.35%, from December 31, 2016.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.43 billion at December 31, 2017, compared to $2.52 billion at September 30, 2017 and $2.62 billion at December 31, 2016.    Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $324.2 million as of December 31, 2017. These securities are located in 29 states. Our largest concentrations of holdings are located in Minnesota at 21.84%, Texas at 10.05%, Massachusetts at 9.97%, and Connecticut at 5.47%.

In the fourth quarter of 2017, we purchased $43.8 million of MBS/CMO securities with an average yield of approximately 2.41%.

Loans

Total loans and leases, net of deferred fees and discounts, of $4.83 billion at December 31, 2017 increased by $84.2 million, or 1.77%, from September 30, 2017.    The increase in total loans was principally due to growth of $77.2 million in dairy & livestock and agribusiness loans and $37.8 million in commercial real estate loans. The overall increase in loans and leases were partially offset by decreases of $15.4 million in commercial and industrial loans, $8.5 million in single-family residential (“SFR”) mortgage loans, and $6.6 million in consumer and other loans. The majority of growth in dairy & livestock and agribusiness loans is seasonal.

Total loans and leases, net of deferred fees and discounts, of $4.83 billion at December 31, 2017 increased by $435.6 million, or 9.91%, from December 31, 2016. The increase in total loans included $309.7 million of loans acquired from VBB in the first quarter of 2017. Excluding the acquired VBB loans, the $125.9 million, or 2.86%, increase in total loans was principally due to growth of $182.8 million in commercial real estate loans and $12.8 million in Small Business Administration (“SBA”) loans. This growth was partially offset by decreases of $21.4 million in consumer and other loans, $17.2 million in commercial and industrial loans, $16.3 million in construction loans, and $14.7 million in SFR loans.

Deposits & Customer Repurchase Agreements

Deposits of $6.55 billion and customer repurchase agreements of $553.8 million totaled $7.10 billion at December 31, 2017. This represents an increase of $37.5 million, or 0.53%, when compared with total deposits and customer repurchase agreements of $7.06 billion at September 30, 2017. Deposits and customer repurchase agreements increased by $187.9 million, or 2.72%, when compared with total deposits and customer repurchase agreements of $6.91 billion at December 31, 2016.

Noninterest-bearing deposits were $3.85 billion at December 31, 2017, a decrease of $62.4 million, or 1.60%, when compared to September 30, 2017, and an increase of $172.9 million, or 4.71%, when compared to $3.67 billion at December 31, 2016. At December 31, 2017, noninterest-bearing deposits were 58.75% of total deposits, compared to 59.15% at September 30, 2017 and 58.22% at December 31, 2016.

The increase in total deposits from the end of 2016 included $172.5 million of noninterest-bearing deposits and $361.8 million of total deposits acquired from VBB during the first quarter of 2017. In the fourth quarter of 2017, we sold a branch acquired from VBB, which included approximately $27 million in total deposits.

Our average cost of total deposits was 0.09% for the quarter ended December 31, 2017, unchanged from both the third quarter of 2017 and the fourth quarter of 2016. Our cost of total deposits including customer repurchase agreements was 0.10% for the quarters ended December 31, 2017, September 30, 2017 and December 31, 2016.

FHLB Advance, Other Borrowings and Debentures

At December 31, 2017, we had no short-term borrowings, compared to $63.0 million at September 30, 2017 and $53.0 million at December 31, 2016.

At December 31, 2017, we had $25.8 million of junior subordinated debentures, unchanged from September 30, 2017 and December 31, 2016. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $59.6 million at December 31, 2017, compared to $60.6 million at September 30, 2017 and $61.5 million at December 31, 2016. The allowance for loan losses for the fourth quarter of 2017 was increased by net recoveries on loans of $454,000 and was reduced by a $1.5 million loan loss provision recapture. The allowance for loan losses was 1.23%, 1.28%, 1.28%, 1.28%, and 1.40% of total loans and leases outstanding, at December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, and December 31, 2016, respectively. The ratio as of the most recent four quarters was reduced by the $309.7 million loans acquired from VBB that are recorded at fair market value, without a corresponding loan loss allowance.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $10.7 million at December 31, 2017, or 0.22% of total loans, and included $3.7 million of loans acquired from VBB. This compares to nonperforming loans of $11.6 million, or 0.24% of total loans, at September 30, 2017, and $7.2 million, or 0.16% of total loans, at December 31, 2016. The $10.7 million in nonperforming loans at December 31, 2017 are summarized as follows: $6.8 million in commercial real estate loans, $1.3 million in SFR mortgage loans, $906,000 in SBA loans, $829,000 in dairy & livestock and agribusiness loans, $552,000 in consumer and other loans, and $250,000 in commercial and industrial loans. The $857,000 decrease in nonperforming loans quarter-over-quarter was primarily due to a $705,000 decrease in nonperforming SBA loans and a $191,000 decrease in nonperforming consumer and other loans. This was partially offset by a $114,000 increase in nonperforming commercial real estate loans.

We had $4.5 million in Other Real Estate Owned (“OREO”) at December 31, 2017, September 30, 2017 and December 31, 2016. As of December 31, 2017, we had one OREO property, unchanged from September 30, 2017 and December 31, 2016. There were no additions or sales of OREO for the twelve months ended December 31, 2017.

At December 31, 2017, we had loans delinquent 30 to 89 days of $1.2 million. This compares to $271,000 at September 30, 2017, and $436,000 at December 31, 2016. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.02% at December 31, 2017, 0.01% at September 30, 2017, and 0.01% at December 31, 2016.

At December 31, 2017 we had $4.8 million in performing TDR loans, compared to $5.7 million in performing TDR loans at September 30, 2017, and $19.2 million in performing TDR loans at December 31, 2016. In terms of the number of loans, we had 16 performing TDR loans at December 31, 2017, compared to 21 performing TDR loans at September 30, 2017, and 26 performing TDR loans at December 31, 2016.

Nonperforming assets, defined as nonaccrual loans plus OREO, totaled $15.2 million at December 31, 2017, $16.1 million at September 30, 2017, and $11.7 million at December 31, 2016. As a percentage of total assets, nonperforming assets were 0.18% at December 31, 2017, 0.19% at September 30, 2017, and 0.14% at December 31, 2016.

Classified loans are loans that are graded “substandard” or worse. At December 31, 2017, classified loans totaled $57.3 million, compared to $75.1 million at September 30, 2017, and $108.3 million at December 31, 2016. Total classified loans at December 31, 2017 included $5.6 million of classified loans acquired from VBB in the first quarter of 2017. The quarter-over-quarter decrease was primarily due to an $11.6 million decrease in classified commercial real estate loans, a $2.8 million decrease in classified commercial and industrial loans, and a $2.3 million decrease in SBA loans.

CitizensTrust

As of December 31, 2017, CitizensTrust had approximately $2.88 billion in assets under management and administration, including $2.15 billion in assets under management. Revenues were $2.4 million for the fourth quarter of 2017 and $9.8 million for 2017, compared to $2.6 million and $9.6 million, respectively, for the same period of 2016. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.3 billion. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 50 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PST/10:30 a.m. EST on Thursday, January 25, 2018 to discuss the Company’s fourth quarter and year ended 2017 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through February 8, 2018 at 6:00 a.m. PST/9:00 a.m. EST. To access the replay, please dial (877) 344-7529, passcode 10115318.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for loan losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, employment, executive compensation, insurance, cybersecurity, vendor management and information technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we may become subject in the event our total assets exceed $10 billion; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates or monetary policies; changes in the amount and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access and/or communication facilities; cyber incidents, or theft or loss of Company or customer data or money; political uncertainty or instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; our timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications and electronic marketplaces for loans and other banking products or services); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including securities, bank operations, consumer or employee class action litigation), the possibility that any settlement of any putative class action lawsuits may not be approved by the relevant court or that significant numbers of putative class members may opt out of any settlement; regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2017	September 30, 2017	December 31, 2016
Assets
Cash and due from banks	$119,841	$137,196	$119,445
Interest-earning balances due from Federal Reserve	24,536	6,594	2,188

Total cash and cash equivalents	144,377	143,790	121,633

Interest-earning balances due from depository institutions	17,952	20,521	47,848
Investment securities available-for-sale	2,080,985	2,175,648	2,270,466
Investment securities held-to-maturity	829,890	848,382	911,676

Total investment securities	2,910,875	3,024,030	3,182,142

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	4,830,631	4,746,424	4,395,064
Allowance for loan losses	(59,585)	(60,631)	(61,540)

Net loans and lease finance receivables	4,771,046	4,685,793	4,333,524

Premises and equipment, net	46,166	46,654	42,086
Bank owned life insurance	146,486	145,970	134,785
Intangibles	6,838	7,177	5,010
Goodwill	116,564	116,564	89,533
Other assets	92,594	95,825	99,458

Total assets	$8,270,586	$8,304,012	$8,073,707

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,846,436	$3,908,809	$3,673,541
Investment checking	433,971	415,503	407,058
Savings and money market	1,881,099	1,886,687	1,846,257
Time deposits	385,347	397,097	382,824

Total deposits	6,546,853	6,608,096	6,309,680
Customer repurchase agreements	553,773	455,069	603,028
Other borrowings	-	63,000	53,000
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	-	1,625	23,777
Other liabilities	74,920	73,984	67,586

Total liabilities	7,201,320	7,227,548	7,082,845
Stockholders’ equity	1,069,266	1,076,464	990,862

Total liabilities and stockholders’ equity	$8,270,586	$8,304,012	$8,073,707

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Assets
Cash and due from banks	$132,467	$121,351	$130,665	$120,237
Interest-earning balances due from Federal Reserve and federal funds sold	56,940	121,396	58,324	246,945

Total cash and cash equivalents	189,407	242,747	188,989	367,182

Interest-earning balances due from depository institutions	18,947	68,154	28,213	73,344
Investment securities available-for-sale	2,126,254	2,238,600	2,205,854	2,250,577
Investment securities held-to-maturity	839,496	893,698	864,782	801,041

Total investment securities	2,965,750	3,132,298	3,070,636	3,051,618

Investment in stock of FHLB	17,688	17,688	18,046	17,873
Loans and lease finance receivables	4,754,373	4,312,509	4,623,244	4,195,129
Allowance for loan losses	(60,805)	(61,280)	(60,547)	(60,390)

Net loans and lease finance receivables	4,693,568	4,251,229	4,562,697	4,134,739

Premises and equipment, net	46,741	43,301	46,314	39,078
Bank owned life insurance	146,176	134,338	143,652	132,891
Intangibles	7,057	5,163	6,957	4,937
Goodwill	116,564	88,189	112,916	85,894
Other assets	121,140	108,985	123,301	115,438

Total assets	$8,323,038	$8,092,092	$8,301,721	$8,022,994

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,942,305	$3,715,328	$3,856,987	$3,539,707
Interest-bearing	2,706,628	2,651,142	2,738,175	2,769,642

Total deposits	6,648,933	6,366,470	6,595,162	6,309,349
Customer repurchase agreements	461,373	590,183	529,447	608,779
FHLB advances	-	-	-	710
Other borrowings	15,338	1,680	16,770	2,322
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	14,428	27,494	10,417	24,124
Other liabilities	64,780	64,566	62,594	63,204

Total liabilities	7,230,626	7,076,167	7,240,164	7,034,262
Stockholders' equity	1,092,412	1,015,925	1,061,557	988,732

Total liabilities and stockholders’ equity	$8,323,038	$8,092,092	$8,301,721	$8,022,994

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Interest income:
Loans and leases, including fees	$55,873	$49,211	$214,126	$192,992
Investment securities:
Investment securities available-for-sale	11,891	11,460	49,778	47,702
Investment securities held-to-maturity	5,001	5,349	21,015	20,227

Total investment income	16,892	16,809	70,793	67,929
Dividends from FHLB stock	305	1,014	1,375	2,224
Interest-earning deposits with other institutions and federal funds sold	249	330	932	1,905

Total interest income	73,319	67,364	287,226	265,050

Interest expense:
Deposits	1,497	1,413	6,044	5,957
Borrowings and junior subordinated debentures	547	510	2,252	2,019

Total interest expense	2,044	1,923	8,296	7,976

Net interest income before recapture of provision for loan losses	71,275	65,441	278,930	257,074
Recapture of provision for loan losses	(1,500)	(4,400)	(8,500)	(6,400)

Net interest income after recapture of provision for loan losses	72,775	69,841	287,430	263,474

Noninterest income:
Service charges on deposit accounts	4,015	3,680	15,809	15,066
Trust and investment services	2,413	2,556	9,845	9,595
Gain on sale of loans	-	-	-	1,101
Other	6,154	2,176	16,464	9,790

Total noninterest income	12,582	8,412	42,118	35,552

Noninterest expense:
Salaries and employee benefits	21,949	19,626	87,065	82,630
Occupancy and equipment	4,118	3,701	16,756	15,641
Professional services	1,749	1,327	5,940	5,054
Software licenses and maintenance	1,687	1,388	6,385	5,465
Marketing and promotion	1,355	1,209	4,839	5,027
Acquisition related expenses	75	340	2,251	1,897
Other	4,124	7,341	17,517	21,026

Total noninterest expense	35,057	34,932	140,753	136,740

Earnings before income taxes	50,300	43,321	188,795	162,286
Income taxes	32,449	16,245	84,384	60,857

Net earnings	$17,851	$27,076	$104,411	$101,429

Basic earnings per common share	$0.16	$0.25	$0.95	$0.94

Diluted earnings per common share	$0.16	$0.25	$0.95	$0.94

Cash dividends declared per common share	$0.14	$0.12	$0.54	$0.48

Tax Reform and Effect of Tax Rate Change Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Income tax expense for the three and twelve months ended December 31, 2017 includes a one-time charge of $13.2 million as a result of the recent enactment of the Tax Cuts and Jobs Act of 2017. We believe that presenting the effective tax rate, earnings, ROAA, ROAE, earnings per common share, and dividend payout ratio, excluding the impact of the re-measurement of our net deferred tax asset, provides additional clarity to the users of financial statements regarding core financial performance.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per share amounts)

Income tax expense	$32,449	$16,245	$84,384	$60,857
Less: Effect of income tax rate change-DTA revaluation	(13,208)	-	(13,208)	-

Adjusted income tax expense	$19,241	$16,245	$71,176	$60,857

Effective Tax Rate	64.51%	37.50%	44.70%	37.50%
Adjusted effective tax rate	38.25%	37.50%	37.70%	37.50%

Net earnings	$17,851	$27,076	$104,411	$101,429
Effect of income tax rate change-DTA revaluation	13,208	-	13,208	-

Adjusted net earnings	$31,059	$27,076	$117,619	$101,429

Average assets	$8,323,038	$8,092,092	$8,301,721	$8,022,994
Return on average assets [1]	0.85%	1.33%	1.26%	1.26%
Adjusted return on average assets [1]	1.48%	1.33%	1.42%	1.26%

Average equity	$1,092,412	$1,015,925	$1,061,557	$988,732
Return on average equity [1]	6.48%	10.60%	9.84%	10.26%
Adjusted return on average equity [1]	11.28%	10.60%	11.08%	10.26%

Weighted average shares outstanding
Basic	109,793,813	107,693,714	109,409,301	107,282,332
Diluted	110,205,600	108,115,476	109,806,710	107,686,955

Earnings per common share:
Basic	$0.16	$0.25	$0.95	$0.94
Diluted	$0.16	$0.25	$0.95	$0.94
Adjusted earnings per common share:
Basic	$0.28	$0.25	$1.07	$0.94
Diluted	$0.28	$0.25	$1.07	$0.94

Dividends declared	$15,425	$12,996	$59,483	$51,849
Dividend payout ratio [2]	86.41%	48.00%	56.97%	51.12%
Adjusted dividend payout ratio [2]	49.66%	48.00%	50.57%	51.12%

[1]	Annualized
[2]	Dividends declared on common stock divided by net earnings.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Interest income - tax-equivalent (TE)	$74,265	$68,509	$291,234	$270,358
Interest expense	2,044	1,923	8,296	7,976

Net interest income - (TE)	$72,221	$66,586	$282,938	$262,382

Return on average assets, annualized	0.85%	1.33%	1.26%	1.26%
Return on average equity, annualized	6.48%	10.60%	9.84%	10.26%
Efficiency ratio [1]	41.81%	47.30%	43.84%	46.73%
Noninterest expense to average assets, annualized	1.67%	1.72%	1.70%	1.70%
Yield on average earning assets (TE)	3.79%	3.57%	3.74%	3.57%
Cost of deposits	0.09%	0.09%	0.09%	0.09%
Cost of deposits and customer repurchase agreements	0.10%	0.10%	0.10%	0.11%
Cost of funds	0.11%	0.11%	0.12%	0.11%
Net interest margin (TE)	3.68%	3.47%	3.63%	3.46%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	109,793,813	107,693,714	109,409,301	107,282,332
Diluted	110,205,600	108,115,476	109,806,710	107,686,955
Dividends declared	$15,425	$12,996	$59,483	$51,849
Dividend payout ratio [2]	86.41%	48.00%	56.97%	51.12%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	110,184,922	108,251,981
Book value per share	$9.70	$9.15
Tangible book value per share	$8.58	$8.28

	December 31,
	2017	2016
Nonperforming assets:
Nonaccrual loans	$6,516	$5,526
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	4,200	1,626
Other real estate owned (OREO), net	4,527	4,527

Total nonperforming assets	$15,243	$11,679

Troubled debt restructured performing loans	$4,809	$19,233

Percentage of nonperforming assets to total loans outstanding and OREO	0.32%	0.27%
Percentage of nonperforming assets to total assets	0.18%	0.14%
Allowance for loan losses to nonperforming assets	390.90%	526.93%

	Twelve Months Ended December 31,
	2017	2016
Allowance for loan losses:
Beginning balance	$61,540	$59,156
Total charge-offs	(151)	(238)
Total recoveries on loans previously charged-off	6,696	9,022

Net recoveries	6,545	8,784
Recapture of provision for loan losses	(8,500)	(6,400)

Allowance for loan losses at end of period	$59,585	$61,540

Net recoveries to average loans	0.142%	0.209%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2017		2016		2015
Quarter End	High	Low	High	Low	High	Low
March 31,	$24.63	$20.58	$17.70	$14.02	$16.21	$14.53
June 30,	$22.85	$19.90	$17.92	$15.25	$18.11	$15.45
September 30,	$24.29	$19.58	$17.88	$15.39	$18.37	$15.30
December 31,	$25.49	$22.25	$23.23	$16.32	$18.77	$15.82

Quarterly Consolidated Statements of Earnings

	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Interest income
Loans and leases, including fees	$55,873	$55,998	$53,614	$48,641	$49,211
Investment securities and other	17,446	17,872	18,975	18,807	18,153

Total interest income	73,319	73,870	72,589	67,448	67,364

Interest expense
Deposits	1,497	1,555	1,559	1,433	1,413
Other borrowings	547	576	547	582	510

Total interest expense	2,044	2,131	2,106	2,015	1,923

Net interest income before recapture of provision for loan losses	71,275	71,739	70,483	65,433	65,441
Recapture of provision for loan losses	(1,500)	(1,500)	(1,000)	(4,500)	(4,400)

Net interest income after recapture of provision for loan losses	72,775	73,239	71,483	69,933	69,841

Noninterest income	12,582	10,038	10,776	8,722	8,412
Noninterest expense	35,057	34,706	36,873	34,117	34,932

Earnings before income taxes	50,300	48,571	45,386	44,538	43,321
Income taxes	32,449	18,888	17,013	16,034	16,245

Net earnings	$17,851	$29,683	$28,373	$28,504	$27,076

Effective tax rate	64.51%	38.89%	37.49%	36.00%	37.50%

Basic earnings per common share	$0.16	$0.27	$0.26	$0.26	$0.25
Diluted earnings per common share	$0.16	$0.27	$0.26	$0.26	$0.25

Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.12	$0.12

Cash dividends declared	$15,425	$15,423	$15,617	$13,018	$12,996

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Commercial and industrial	$514,259	$529,661	$539,260	$530,856	$487,387
SBA	123,438	125,501	130,716	114,265	97,511
Real estate:
Commercial real estate	3,404,144	3,366,316	3,312,068	3,271,592	2,997,735
Construction	77,982	74,148	77,294	72,782	85,879
SFR mortgage	236,364	244,828	250,104	245,537	250,783
Dairy & livestock and agribusiness	348,059	270,817	245,600	244,724	339,847
Municipal lease finance receivables	70,243	71,352	66,048	62,416	64,639
Consumer and other loans	64,457	71,009	74,714	81,534	79,743

Gross loans	4,838,946	4,753,632	4,695,804	4,623,706	4,403,524
Less:
Purchase accounting discount on PCI loans	(2,026)	(758)	(1,008)	(1,258)	(1,508)
Deferred loan fees, net	(6,289)	(6,450)	(7,098)	(6,951)	(6,952)

Gross loans, net of deferred loan fees and discounts	4,830,631	4,746,424	4,687,698	4,615,497	4,395,064
Allowance for loan losses	(59,585)	(60,631)	(60,201)	(59,212)	(61,540)

Net loans	$4,771,046	$4,685,793	$4,627,497	$4,556,285	$4,333,524

Deposit Composition by Type and Customer Repurchase Agreements

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Noninterest-bearing	$3,846,436	$3,908,809	$3,929,394	$3,999,107	$3,673,541
Investment checking	433,971	415,503	415,768	424,077	407,058
Savings and money market	1,881,099	1,886,687	1,948,634	1,993,196	1,846,257
Time deposits	385,347	397,097	403,385	426,433	382,824

Total deposits	6,546,853	6,608,096	6,697,181	6,842,813	6,309,680
Customer repurchase agreements	553,773	455,069	546,085	564,387	603,028

Total deposits and customer repurchase agreements	$7,100,626	$7,063,165	$7,243,266	$7,407,200	$6,912,708

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Nonperforming loans:
Commercial and industrial	$250	$313	$1,058	$506	$156
SBA	906	1,611	1,651	1,089	2,737
Real estate:
Commercial real estate	6,842	6,728	6,950	5,623	1,683
Construction	-	-	-	384	-
SFR mortgage	1,337	1,349	963	983	2,207
Dairy & livestock and agribusiness	829	829	829	1,324	-
Consumer and other loans	552	743	771	438	369

Total	$10,716	$11,573	$12,222	$10,347	$7,152

% of Total gross loans	0.22%	0.24%	0.26%	0.22%	0.16%

Past due 30-89 days:
Commercial and industrial	$768	$45	$-	$219	$-
SBA	403	-	-	329	352
Real estate:
Commercial real estate	-	220	218	-	-
Construction	-	-	-	-	-
SFR mortgage	-	-	400	403	-
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	1	6	1	429	84

Total	$1,172	$271	$619	$1,380	$436

% of Total gross loans	0.02%	0.01%	0.01%	0.03%	0.01%

OREO:
Real estate:
Commercial real estate	$-	$-	$-	$-	$-
Construction	4,527	4,527	4,527	4,527	4,527

Total	$4,527	$4,527	$4,527	$4,527	$4,527

Total nonperforming, past due, and OREO	$16,415	$16,371	$17,368	$16,254	$12,115

% of Total gross loans	0.34%	0.34%	0.37%	0.35%	0.28%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The following is a reconciliation of tangible book value to the Company stockholders' equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2017 and 2016.

	December 31,
	2017	2016
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$1,069,266	$990,862
Less: Goodwill	(116,564)	(89,533)
Less: Intangible assets	(6,838)	(5,010)

Tangible book value	$945,864	$896,319
Common shares issued and outstanding	110,184,922	108,251,981

Tangible book value per share	$8.58	$8.28